EXHIBIT 99.1

                                  PRESS RELEASE

                  EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES
        36% INCREASE IN ANNUAL DIVIDEND AND A SPECIAL ONE-TIME DIVIDEND

      TULSA, Okla., April 29 /PRNewswire-FirstCall/ -- http://www.edcpub.com -- Educational Development Corporation (Nasdaq: EDUC) today announced an annual cash dividend and a one-time special dividend.

      The Board of Directors has authorized a $0.30 per share cash dividend, a 36% increase over last year's cash dividend of $0.22 per share. In addition, due to the Company's strong cash position and no debt, the Board of Directors has authorized a special one-time dividend of $0.10 to be paid concurrent with the regular dividend. The $0.40 per share dividend will be paid on May 19th, 2008 to shareholders of record May 9th, 2008.

About Educational Development Corporation

      Educational Development Corporation sells the Usborne line of educational children's books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

Contact:
      Educational Development Corporation
      Randall White, President of Educational Development Corporation, +1-918-622-4522/
      /First Call Analyst: /
      /FCMN Contact: mwelborn@edcpub.com /
      /Web site: http://www.edcpub.com /
      (EDUC)